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                                                                    EXHIBIT 10.1


                       [KEANE SECURITIES CO., INC. LOGO]

                                 Fifty Broadway
                               New York, NY 10004
                                 (212) 422-1255

                                 March 11, 2004

                                 VIA TELECOPIER
                                 --------------
                                  305-932-4404
                                  ------------


Mr. David A. Collins, President
DAC Technologies Group International, Inc.
1601 Westpark Drive, Suite 4C
Little Rock, AR 72204

Dear Mr. Collins:

         In connection with Keane Securities Co., Inc. (the "Placement Agent" or "Keane") acting as the exclusive agent and representative with respect to the private placement (the "Placement") of certain securities (the "Units") of DAC Technologies Group International, Inc. (the "Company"), described on the term sheet ("Term Sheet") attached hereto as Exhibit A, the provisions of which shall be incorporated herein as if at length set forth, the Company and the Placement Agent hereby agree as follows.

         1. The Company hereby agrees to pay and deliver to the Placement Agent at the closing(s) the compensation set forth in Exhibit A for the Placement Agent's services. The foregoing compensation shall be deemed earned and shall be due and payable only upon consummation of the closing and in no event shall such compensation (except for reimbursable expenses) be deemed earned nor be payable if the closing(s) do not occur.

         2. The Placement Agent acknowledges that the Units will not have been registered under the Securities Act of 1933, as amended, (the "Act") or any state securities laws in reliance upon existing exemptions for private offerings and that


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neither the Units nor the components thereof can be sold unless they are registered or an exemption from registration is available.

         3. The Company and the Placement Agent each represent to the other that it has not taken, and the Company and the Placement Agent each agree with the other that it will not take any action, directly or indirectly, so as to cause the Placement to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Act and Regulation D promulgated thereunder. In effecting the Placement, the Company and the Placement Agent each agree to comply in all material respects with all applicable provisions of the Act and any regulations thereunder and all applicable state laws and requirements. It is understood by the Company and the Placement Agent that the investors in the Placement will be "accredited investors" within the meaning of Regulation D, and that all investors shall be subject to the approval of the Company and the Placement Agent in all events.

         4. The Placement Agent shall use diligent efforts to complete the Placement as contemplated herein by June 15, 2004. If the minimum Placement closes by June 15, 2004, the Placement Agent shall have until July 15, 2004 to complete the maximum Placement. The Company agrees that from the date hereof through June 15, 2004, it shall not attempt to sell any of its securities except through the Placement Agent. At the closing, the Company shall deliver covenants, warranties, representations and opinions as are traditional in private placements.

         5. The Company understands and agrees that Keane, in performing its services hereunder, will use and rely upon the information contained in certain documents ("Placement Documents") to be prepared by the Company and upon other information supplied by the Company, and that Keane does not assume responsibility for independent verification of any information concerning the Company, including, without limitation, any financial information, forecasts or projections considered by Keane in connection with the rendering of its services. Accordingly, Keane shall be entitled to assume and rely upon the accuracy or completeness of all such information, and is not required to conduct a physical inspection of any of the properties or assets or liabilities of the Company. With respect to any financial forecasts and projections made available to Keane by the Company and used by Keane in its analysis, Keane shall be entitled to assume that such forecasts and projections have been prepared on reasonable bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. While Keane can rely on such information, it reserves the right to investigate, confirm and/or request other information in conjunction with the Company, or independently, and the Company will


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cooperate in providing such information and/or instructing its outside counsel and auditors to supply such information.

         6. The Company authorizes Keane, as the Company's exclusive Placement Agent, to submit the Placement Documents to potential investors and to execute on behalf of the Company if, as and when necessary a customary confidentiality agreement to be entered into by such parties. Additionally, the Company authorizes Keane to take all reasonable actions necessary to perform its services on behalf of the Company as exclusive Placement Agent as long as such actions are in accordance with this Agreement.

         7. The Company covenants that for a period of one (1) year from the closing of the Placement, Keane shall have the right to purchase for Keane's account or to sell for the account of the Company any securities (other than purely debt securities; securities offered as part of a compensation plan for officers, employees and consultants; and securities offered in exchange for assets or securities of other corporations) with respect to which the Company may seek a public offering in the United States pursuant to a registration under the Act and/or a private offering in the United States pursuant to a registration under the Act and/or a private offering in the United States of said securities. The Company will consult Keane with regard to any such offering and will offer Keane exclusively the opportunity to purchase, sell or act as underwriter or placement agent for the purchase or sale of any such securities on terms not less favorable to the Company than it can secure elsewhere. If Keane fails to accept in writing such proposal for financing made by the Company within ten (10) business days after the receipt of a notice containing such proposal, then Keane shall have no further claim or right with respect to the financing proposal contained in such notice. If, thereafter, such proposal is modified in any material respect, the Company shall adopt the same procedure as with respect to the original proposal. If Keane does not avail itself of such opportunity to act as underwriter or placement agent, this will not affect its preferential rights for future financings during the aforesaid one (1) year period. The Company acknowledges that its violation of the covenants of this Paragraph 7 and/or violation of Keane's rights of first refusal would cause irreparable harm to Keane and agrees that Keane shall be entitled to injunctive relief to prevent any violation of the provisions of this Paragraph 7. The Company represents and warrants that no other person or entity has any rights to participate in any offer, sale or distribution of securities


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with respect to which Keane shall have preferential rights. The Company also represents and warrants that the terms contemplated herein will not breach any covenant warranty or condition agreed to by the Company in the equity and/or debt financings effected by the Company to date. Keane may exercise the right of first refusal granted pursuant to this Paragraph 7 either on its own behalf or together with another firm or firms designated by Keane and reasonably acceptable to the Company provided that in each instance Keane shall be fully qualified to act as underwriter or placement agent in the offering.

         8. The Company hereby agrees to indemnify and hold harmless the Placement Agent and its officers, directors and shareholders, individually and collectively, ("Indemnified Person(s)") from and against any and all claims, liabilities, losses, damages and reasonable expenses incurred by any Indemnified Person (including reasonable fees and disbursements of one law firm) which (a) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or (ii) actions taken or omitted by an Indemnified Person with the Company's written consent or in conformity with the Company's prior written instructions or (b) are otherwise directly related to or arise out of the Placement, and will reimburse the Indemnified Persons for all reasonable costs or expenses, including reasonable fees and disbursements of counsel, as they are incurred, in connection with an investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with the Placement whether or not any liability results therefrom. The Company will not, however, be responsible for any claims, liabilities, losses, damages, or expenses which are finally judicially determined to have resulted primarily from the Placement Agent's bad faith, gross negligence or willful misconduct.

         The Placement Agent hereby agrees to indemnify and hold harmless the Company and its officers, directors and shareholders, individually and collectively, ("Indemnified Person(s)") from and against any and all claims, liabilities, losses, damages and reasonable expenses incurred by any Indemnified Person (including reasonable fees and disbursements of one law firm) which (a) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Placement Agent or (ii) actions taken or omitted by an Indemnified Person with the Placement Agent's written consent or


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in conformity with the Placement Agent's prior written instructions or (b) are otherwise directly related to or arise out of the Placement, and will reimburse the indemnified Persons for all reasonable costs or expenses,including reasonable fees and disbursements of counsel, as they are incurred, in connection with an investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with the Placement whether or not any liability results therefrom. The Placement Agent will not, however, be responsible for any claims, liabilities, losses, damages, or expenses which are finally judicially determined to have resulted primarily from the Company's bad faith, gross negligence or willful misconduct.

         9. In the event of a closing of the Placement, Keane shall have the right to disclose its participation therein, including, without limitation, the placement of "tombstone" advertisements in financial and other newspapers and journals as an accountable expense (maximum $7,500) provided for in Exhibit A, subject to the prior review of and approval by counsel to the Company.

         10. The Company recognizes that Keane has been engaged by the Company only and that the Company's engagement of Keane is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party hereto as against Keane or its directors, officers, agents, employees or representatives. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon the Company's engagement of Keane or any statements, advice, opinions or conduct by Keane. Without limiting the foregoing, any opinions or advice rendered by Keane to the Company's Board of Directors or management in the course of the Company's engagement of Keane are for the purpose of assisting the Board or management, as the case may be,in connection with the Placement and do not constitute a recommendation to any shareholder of the Company, concerning action that such shareholder might or should take in connection with the Placement. Keane's role herein is that of an independent contractor, nothing herein is intended to create or shall be construed as creating a fiduciary relationship between the Company and Keane.


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         11.   All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopier or sent by registered or certified mail, postage prepaid, as follows:

                  (1)   If to the Company:
                           DAC Technologies Group International, Inc.
                           1601 Westpark Drive, Ste. 4C
                           Little Rock, AR 72204
                           Att: David A. Collins, President
                           Telecopier: 305-932-4404

                  (2)   If to the Placement Agent:
                           Keane Securities Co., Inc.
                           50 Broadway, 13th Floor
                           New York, New York 10004
                           Att: Walter D. O'Hearn, Jr.,
                           Senior Vice President
                           Telecopier: 212-509-6613

         Any of the above addresses may be changed at any time by notice given as set forth above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or delivered by telecopier and two (2) business days after the date of mailing, if mailed.

         12. Except as expressly set forth herein, this Agreement, Exhibit A and the Agent's Warrants contain the entire agreement among the parties hereto with respect to the transaction contemplated hereby and shall supersede all previous agreements of the parties with respect to the subject matter thereof.

         13. This Agreement shall not be assignable by either party hereto except pursuant to a writing executed by all of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         14. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, or the application of such


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provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         15. In addition to the covenants and agreements herein above provided, each of the parties hereto shall use such party's diligent efforts to take such actions as may be reasonably necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Agreement.

         16. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         17. No modification or amendment of this Agreement shall be effective unless in writing and signed by the party against which it is sought to be enforced.

         18. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.



                                             Very truly yours,

                                             Keane Securities Co., Inc.


                                             /s/ Walter D. O'Hearn, Jr.
                                             -----------------------------
                                             Name:  Walter D. O'Hearn, Jr.
                                             Title: Senior Vice President



Agreed:

DAC Technologies Group International, Inc.


By: /s/ David A. Collins, President
    --------------------------------------
    Name:  David A. Collins
    Title: President



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                                   TERM SHEET

PRINCIPAL AMOUNT - $1.7 million with a minimum of $500,000 and a minimum investment of $25,000 per investor (unless waived by the Company and the Placement Agent).

THE UNITS - a) Up to Sixty-Eight (68) Units priced at $25,000 per Unit, with each Unit to consist of:

         - An undetermined number of shares of the Company's common stock, par value $0.001 per share (the "Common Stock") as equals $25,000 divided by the Closing Price of the Common Stock, as hereinafter defined.

         - The number of Common Stock purchase warrants (the "Unit Warrants") as will produce a 50% warrant coverage. By way of example, assuming the Closing Price of Common Stock is pegged at $2.00 per share, each $25,000 Unit will consist of 12,500 shares of Common Stock and 6,250 Unit Warrants.

         b)       Each Unit Warrant shall entitle the holder to purchase one
                  (1) share of Common Stock for the greater of $2.40 or 150% of the Closing Price of the Common Stock (as hereinafter defined) per share for a period of five (5) years from the date of issue. Each Unit Warrant shall contain customary anti-dilution provisions. By way of example, assuming the Closing Price of the Common Stock is pegged at $2.00 per share, each Unit Warrant will be exercisable at $3.00 per share.

         c) The term Closing Price of the Common Stock shall mean the average of the daily closing prices (or closing bid price if there is no closing price) of the Common Stock for a period of ten (10) trading days ending two (2) trading days prior to the closing date, but in no event less than $1.60.

         d)       The Unit Warrants shall be non-redeemable for a period of two
                  (2) years from the date of the closing of the Placement. Unit Warrants shall be redeemable, in whole and not in part, at the option of the Company, upon thirty (30) days prior written notice at a redemption price of $0.05 per Warrant from and after that time when the Closing Price of the Common Stock (as defined) for each of ten (10) consecutive trading days ending not less than five (5) days before the date of the aforesaid redemption notice exceeds 200% of the Closing Price of the Common Stock.

PLACEMENT AGENT'S FEE - 8% of the aggregate proceeds from all sales of the Units achieved through the efforts of the Company, Keane and/or any third party, paid at closing(s).


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         -   5,000 warrants, identical to the Unit Warrants, issued to Keane and/or its designees for each Unit sold (at a cost of $.001 per warrant) (the "Agent's Warrants").

         - Accountable, reimbursable expenses, including legal fees, not to exceed $30,000, with a non-refundable advance of $5,000.

ADDITIONAL TERMS AND CONDITIONS

         a)  Placement Documents to be satisfactory in form and content:

             1. A detailed statement of the intended use of net proceeds and detailed two (2) year projections with a statement of assumptions.

             2. A Subscription Agreement containing standard covenants, representations, warranties and conventional anti-dilution protections.

             3. A Registration Rights Agreement providing for (i) on or before September 30, 2004, registration of the Common Stock underlying the Units and Unit Warrants on Form S-3 if the Company is eligible to use such form, or (ii) registration of said Common Stock as soon as the Company becomes eligible to use Form S-3, or (iii) in the event the Company is not eligible to use Form S-3, evergreen piggyback registration rights covering the Common Stock and Warrants; all at the expense of the Company.

             4.  Form 10-K for the year ended December 31, 2003.

             5. An Accredited Investor Questionnaire, apart from or as a part of the Subscription Agreement.

             6. A list of directors, officers and 5% or greater shareholders by name, residence address, social security number and relationship with the Company.

             7.  ALL material written agreements.

             8.  The latest filed U.S. tax return.

         b) For a three (3) year period from the first closing, the Company shall grant Keane the right to appoint a designee as an observer having the right to attend all meetings of the Company's Board of Directors and Committees, but not having the right to vote. The observer will be reimbursed for his out-of-pocket expenses in connection with attending such meeting.

         c) If the Company closes a sale(s) of any of its securities within twenty-four (24) months after the first closing of the Placement with any of the investors introduced by Keane to the Company, in writing, Keane shall be


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          entitled to the cash portion of Placement Agent's Fee and Agent's
          Warrants set forth above. This provision shall not be deemed to alter the one (1) year preferential rights period provided for in Section 7 of this Agreement.

     d) Escrow Agreement: The Placement Agent will promptly deposit funds received from investors in an escrow account or other account (the "Account") permitted by Rule 15c2-4 promulgated under the Securities and Exchange Act of 1934, as amended, formed by the Placement Agent with a qualified institution (the "Bank") and hold funds in accordance with the terms of this Agreement for the benefit of the investors and the Company. The Bank shall release funds from the Account to the Company and/or its designees only upon receipt of instructions executed by each of the Placement Agents and the Company. If the Placement does not close on or before May 15, 2004, the Placement Agent will instruct the Bank to return the funds to the investors without any deduction therefrom or interest thereon. The Company shall bear the costs of the escrow account.

     e) Conditions to Closing. No closing of this Placement shall take place unless, prior to June 15, 2004, the Company shall have caused its counsel to issue an opinion in form and content reasonably satisfactory to Keane; it being understood that said opinion must set forth a Rule 10b-5 statement.

     f) Closing: The closing(s) of the Placement shall take place at the offices of the Company or the Placement Agent at times and dates agreed upon by the Placement Agent and the Company upon the receipt of Subscription Agreements and related documents in form and substance satisfactory to the Company and the Placement Agent which are equal to or are in excess of the Placement. At each closing, payment for the Units shall be made against delivery of certificates representing the Units sold.


                                   EXHIBIT A

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